Exhibit 99.1
RESOLUTE ENERGY CORPORATION ANNOUNCES FINANCIAL RESULTS FOR
THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2009
Denver, Colorado — March 24, 2010 — Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported fourth quarter and full year results for the period ended December 31, 2009.
Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming and Oklahoma. The Company also owns exploration properties in the Bakken trend of North Dakota, the Big Horn Basin in Wyoming and the Black Warrior Basin in Alabama. Resolute became a publicly traded entity through a merger transaction with Hicks Acquisition Company I (“Hicks”), a special purpose acquisition company, on September 25, 2009.
“As we close our first fiscal year as a publicly traded company, we are extremely proud of our operational and financial accomplishments,” said Nicholas J. Sutton, Chairman and CEO of Resolute. “Our results to date underscore the strength of our model and our deliberate approach to a long-term, liquids-focused strategic plan. We continue to move forward on a number of organic growth initiatives aimed at increasing production at what we believe are some of the highest quality oil and gas assets in the country. Additionally, our IPO enabled us to put in place a balance sheet well suited for strategic acquisitions, starting with our joint venture in the Bakken trend. As a result, we are well positioned for continued growth in the years ahead.”
A Note on Presented GAAP Financials
Under GAAP, Hicks was treated as the acquirer for accounting purposes in the merger transaction. Therefore, for the year ended December 31, 2009, the financial statements of Resolute reflect 267 days of Hicks standalone results and 98 days of results for the combined company. Prior to completion of the merger, financial performance metrics presented represent those of Hicks, including activities relating to identifying and evaluating prospective acquisition candidates and to general corporate matters. Hicks did not generate any revenues other than interest income earned on the proceeds of its initial public offering.
The Company has included in this release an extensive discussion and presentation of pro forma information in order to assist investors’ understanding of the unusual and complex GAAP financial presentation in the Company’s Form 10-K, which will be filed on or before March 31, 2010. The Company will not necessarily present this same level of disclosure on an ongoing basis.
Fourth Quarter and Full Year Comparative Results
Based on the consolidated financial statements, for the fourth quarter 2009 Resolute had a net loss of $21.6 million, or $0.41 per share, on revenue of $40.1 million. This compares to net income of $0.2 million, or $0.00 per share in the fourth quarter of 2008. The net loss in the fourth quarter was calculated after taking into account $2.8 million of expenses related to the merger of Hicks and Resolute and a $31.5 million non-cash loss on derivative instruments.
For the full year ended December 31, 2009, Resolute had a net loss of $43.3 million, or $0.92 per share, on revenue of $42.4 million. This compares to net income of $2.5 million, or $0.06 per share, for 2008. The net loss for the full year 2009 was calculated after taking into account $19.1 million of expenses related to the merger of Hicks and Resolute and a $46.3 million non-cash loss on derivative instruments.
For further information concerning the GAAP financial results, please refer to the tabular data presented at the end of this press release.
Adjusted Pro Forma Fourth Quarter and Full Year Financial Results
The following adjusted pro forma information is provided to supplement the financial statement presentations contained in this press release and the Company’s Form 10-K. Such adjusted pro forma data are prepared as if the merger had closed on January 1, 2008, and are compared to the corresponding period for 2008. These pro forma results eliminate activities of Hicks as well as certain other non-recurring items, in order to present what the Company believes is representative of the underlying business of the Company. A complete reconciliation of these items to the GAAP presentation in the Company’s Form 10-K is presented at the end of this press release. The following table sets forth summary pro forma financial results based on these assumptions.

Resolute Adjusted Pro	Three Months Ended		Twelve Months Ended
Forma Operating Data	December 31,		December 31,
($ million, except as noted)	2009	2008	2009	2008

Production (MBoe):
Aneth	497.1	504.8	1,962.7	2,040.0
Wyoming	161.7	227.4	751.8	904.4

Total production	658.8	732.2	2,714.5	2,944.4

Daily rate (Boe)	7,161	7,959	7,437	8,045

Revenue per Boe excluding realized hedges	$60.93	$42.74	$47.07	$80.02
Revenue per Boe including realized hedges	$56.08	$66.51	$51.21	$72.17

Revenue	$40,146	$31,294	$127,760	$235,616
Realized hedge gain (loss)	(3,201)	17,407	11,246	(23,129)

Revenue, net of hedge gains (losses)	36,945	48,701	139,006	212,487

Operating expenses:
Lease operating expense	15,273	16,104	49,935	60,349
Production and Ad Valorem taxes	5,365	5,814	18,828	29,670

General and administrative expense	5,368	4,178	9,087	8,823

Net income (loss)	(20,439)	(58,261)	(52,902)	(50,282)

EBITDA	$11,037	$23,844	$61,294	$114,655
Production: Overall production declined 10.0 percent for the quarter and 7.8 percent for the full year period. Production from the Company’s Aneth Field declined 1.5 percent for the quarter and 3.8 percent for the full year 2009. The decline in Aneth production resulted from two primary factors. First, the reduction represented normal production declines in the Company’s existing property base. Second, in light of the very low commodity price environment in the first part of 2009, coupled with the extremely difficult economic environment through most of the year, the Company reduced its capital and operating expenditure profile during the first eight months of the year, resulting in deferring certain activities associated with the Company’s development projects. However, these negative effects were partially offset by the increased production response from the early stages of the Company’s tertiary recovery projects. Production from these projects continued to increase through the year.
Production in Wyoming declined 28.9 percent for the quarter and 16.9 percent for the full year period. These production declines were substantially the result of shutting-in approximately 2.5 million cubic feet per day of coalbed methane production that had become uneconomic in the current economic environment, as well as normal declines that would be experienced in the field. In addition, as with Resolute’s Aneth Field assets, low commodity prices and the difficult economic environment led the Company to reduce capital and other expenditures, thus there was no meaningful new incremental production to offset the decline.

Revenue: For the three months ended December 31, 2009, Resolute had total pro forma revenue of $36.9 million, including the effect of accounting for realized losses on derivatives of $3.2 million. For the three months ended December 31, 2008, Resolute had total pro forma revenue of $48.7 million after adjusting for realized gains on derivative positions of $17.4 million. The 28.3 percent increase in pre-hedge adjusted revenue was a function of increased product pricing more than offsetting the decline in production for the period.
For the full year ended December 31, 2009, Resolute had total pro forma revenue of $139.0 million, including the effect of realized gains on derivative positions of $11.2 million. The $11.2 million of realized gains does not incorporate a one-time, non-recurring loss on a derivative settlement that was required by the Hicks transaction agreement. For the full year ended December 31, 2008, Resolute had total pro forma revenue of $212.5 million after adjusting for realized losses on derivative positions of $23.1 million. The 45.8 percent decline in revenue for the full year 2009 as compared to the full year 2008 was principally due to the 41.2 percent decrease in average sale price to $47.07 per barrel of oil equivalent (“Boe”) in 2009 from $80.02 in 2008, as well as a 7.8 percent decline in production.
Operating Expenses: For the fourth quarter of 2009, total pro forma lease operating expenses, including production taxes and overhead, were $20.6 million or $31.32 per Boe of production. This compares to total pro forma lease operating expenses for the corresponding period in 2008 of $21.9 million or $29.93 per Boe of production. While lease operating expense declined in absolute terms, the increase in per-Boe lease operating expense is attributable to the decline in production. Production taxes per Boe increased by approximately $0.20 per Boe, or 2.5 percent, primarily driven by higher commodity pricing.
For the year ended December 31, 2009, pro forma lease operating expenses were $49.9 million or $18.40 per Boe of production as compared to 2008 total pro forma lease operating expenses of $60.3 million or $20.50 per Boe of production. The reduction resulted from the Company’s cost cutting measures that were implemented beginning early in the second quarter. Production taxes declined by approximately 31.2 percent based on lower commodity prices.
General and Administrative Expense: Resolute incurred pro forma general and administrative expense for the three months ended December 31, 2009, of $5.5 million or $8.35 per Boe of production. Included in this amount was approximately $2.0 million of special employee retention compensation and approximately $0.6 million of audit and legal costs associated with the Company’s transition to becoming a public company. Also included in this amount was an approximately $0.1 million non-cash charge related to share-based compensation expense. Resolute incurred adjusted pro forma general and administrative expense for the three months ended December 31, 2008, of $4.2 million or $5.71 per Boe of production before adjusting for non-cash share based-compensation expense of $1.0 million.
Resolute incurred pro forma general and administrative expense for the full year ended December 31, 2009 of $9.1 million or $3.35 per Boe of production as adjusted for a $3.7 million non-cash charge related to share-based compensation expense. Also included in that amount is the $2.6 million noted above, as well as approximately $0.8 million attributable to resolution of certain matters with holders of our extinguished second lien notes. Resolute incurred adjusted pro forma general and administrative expense for the full year ended December 31, 2008, of $8.8 million or $3.00 per Boe of production after adjusting for non-cash share-based compensation expense of $7.9 million.
Pro Forma EBITDA: During the fourth quarter of 2009 Resolute generated approximately $11.0 million of pro forma EBITDA (a non-GAAP measure). This compares to fourth quarter 2008 pro forma EBITDA of $23.8 million. For the full year ending December 31, 2009, Resolute generated pro forma EBITDA of $61.3 million. This compares to full year pro forma 2008 EBITDA of $114.7 million.
Capital Expenditures: During the fourth quarter of 2009 Resolute incurred approximately $7.8 million in pro forma capital expenditures. Of this amount, approximately $4.1 million or 52.6 percent was related to the acquisition of CO2 to support the Company’s ongoing tertiary recovery projects. An additional $3.7 million was incurred on various facilities-related projects, including Phases 1, 2 and 3 of the Aneth CO2 expansion and other compression-related items.
For the full year 2009 period, total capital expenditures were $25.6 million. Of this amount approximately $13.4 million or 57.8 percent was related to the acquisition of CO2 in support of the Company’s ongoing tertiary recovery projects. An additional $7.2 million was incurred on various facilities-related projects, including Phases 1, 2 and 3 of the Aneth CO2 expansion project and other-compression related items. In addition, the Company recorded an incremental $2.6 million to the estimate of future costs related to the abandonment of the former Aneth gas plant site. These expenditures will continue to be incurred in 2010.
Operations Update
Sutton continued, “We are encouraged by the results of our efforts on the Company’s various capital projects, including the CO2 flood expansion within our Aneth Field Properties in Utah and the various initiatives intended to rejuvenate our Wyoming operating area. With the significantly improved operating environment, combined with our strong financial position, we intend to be very active in advancing all of these projects in 2010 while continuing to pursue new areas of growth for Resolute. Our recently announced joint venture in the Bakken is an excellent example of just such an opportunity.”
In Resolute’s Utah properties the Company has continued to observe increased oil production in response to CO2 injection within the completed phases of its CO2 flood project, covering the western portion of the Aneth Unit. Based on this success, in 2010 the project will be expanded to the Phase 4 area, covering the eastern portion of the unit, and to the Desert Creek II C project in the McElmo Creek Unit. Resolute anticipates having portions of Phase 4 on line in late 2010 and to substantially complete the infrastructure portion of Phase 4 in 2011. Along with these expansion projects, in 2010 the Company anticipates completing significant upgrades to compression facilities, which should improve field reliability, and to begin work on planned gas processing facilities, which will allow it to capture saleable hydrocarbons from the gas stream that is currently re-injected in the field.

In Wyoming Resolute continues to move forward with its refrac program in Hilight Field with four refracs completed to date and sixteen additional projects planned for 2010. In addition, progress is being made on the geologic work necessary to test the Mowry shale later in 2010. The repair and modernization program initiated upon acquisition of the Hilight assets is ongoing.
The recently announced joint venture with GeoResources (NASDAQ: GEOI) in the Bakken trend in North Dakota is presenting the Company with significant opportunities to advance its liquids-focused strategy in an area that holds a great deal of promise. Resolute expects to participate in the drilling of at least three horizontal wells during 2010 and believes that collectively the companies in the joint venture have the expertise, technology and financial structure to develop significant production and upside, both in the near and long term. Resolute will own a 45 percent interest in the acreage.
Resolute is in the final stages of amending and restating its revolving credit facility to, among other things, extend the maturity to 2014, reduce its interest rates and increase the borrowing base to $260 million. The Company expects to make a separate announcement concerning the credit facility in the near future.
Mr. Sutton concluded, “The capital we have invested to revitalize our fields and to improve field reliability continue to provide benefits to Resolute. We are very excited about the momentum we’ve created and the project inventory we are pursuing in 2010. We expect to demonstrate organic growth through 2010 and on a parallel path will identify attractive opportunities to further expand operations through acquisition. We are excited about our future.”

UNAUDITED PRO FORMA AND ADJUSTED PRO FORMA FINANCIAL
INFORMATION
     The following unaudited pro forma and adjusted pro forma financial information has been derived by the application of pro forma adjustments and adjusted pro forma adjustments to the historical consolidated and combined financial statements of Resolute and Predecessor Resolute to reflect the Resolute acquisition and the Primary Natural Resources net profit interest acquisition. The column labeled “Pro Forma” provides data that is compiled according to the requirements for pro forma presentation contained in Regulation S-X. The column labeled “Adjusted pro forma” provides further adjustments which, in the opinion of management, provide a useful set of numbers for investors to review. The adjustments made have been annotated in the information below.
     The unaudited pro forma and adjusted pro forma consolidated statements of operations for the three months and full year ended December 31, 2009 and 2008 (the “pro forma statements of operations”) give effect to the acquisitions as if they had occurred on January 1, 2008.
     The unaudited pro forma and adjusted pro forma financial information do not include any adjustments for cost savings that are anticipated to be realized from the elimination of historical Hicks operating expenses. Since its inception, Hicks’s efforts were limited to organizational activities, activities relating to its initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters.
     The unaudited pro forma and adjusted pro forma financial information should not necessarily be considered indicative of actual results that would have been achieved had the acquisitions been consummated on the date or for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period. The unaudited pro forma financial information should be read together with the historical financial statements of Resolute and Predecessor Resolute and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Resolute” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Predecessor Resolute” included in the Annual Report on Form 10-K, which will be filed on or before March 31, 2010.

	Unaudited Pro Forma Condensed Consolidated Statement of Operations
	For the Three Months Ended December 31, 2009
		Predecessor	Transaction		Pro	Additional		Adjusted
	Resolute	Resolute	Adjustments		Forma	Adjustments		Pro Forma
			(in $ thousands except per share data)
Total revenue	$40,146	$—			$40,146	$		$40,146

Operating expenses	20,638	—			20,638			20,638
Depletion, depreciation, amortization and asset retirement obligation accretion	10,871	—			10,871			10,871
Write off of deferred acquisition costs	—	—			—			—
General and administrative expenses	8,344	—			8,344	(2,976)		5,368

Total operating expenses	39,853	—			39,853	(2,976)		36,877

Income (loss) from operations	293	—			293	2,976		3,269
Other income (expense):
Interest income (expense)	(1,224)	—			(1,224)			(1,224)
(Loss) gain on derivative instruments	(34,707)	—			(34,707)			(34,707)
Other income (expense)	93	—			93			93

Total other income (expense)	(35,838)	—			(35,838)			(35,838)

Income (loss) before taxes	(35,545)	—			(35,545)	2,976		(32,569)
Income tax (expense) benefit	13,997	—	(668	) c	13,329	(1,116	)c	12,213

Net income (loss)	(21,548)	—	(668)		(22,216)	1,860		(20,356)
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	—	—	—		—	—		—

Net income (loss) attributable to common stock	$(21,548)	$—	$(668)		$(22,216)	$1,860		$(20,356)

Earnings (loss) per share	$(0.41)				$(0.42)			$(0.38)
Weighted average shares outstanding	53,155				53,155			53,155

	Unaudited Pro Forma Condensed Consolidated Statement of Operations
	For the Three Months Ended December 31, 2008
		Predecessor	Transaction		Pro	Additional	Adjusted
	Resolute	Resolute	Adjustments		Forma	Adjustments	Pro Forma
			(in $ thousands except per share data)
Total revenue	$—	$31,294			$31,294		$31,294

Operating expenses	—	21,918			21,918		21,918
Depletion, depreciation, amortization and asset retirement obligation accretion	—	15,561	$(1,580	)a	13,981		13,981
Impairment of proved properties	—	245,027			245,027		245,027
Write off of deferred acquisition costs	—	—			—		—
General and administrative expenses	522	3,656			4,178		4,178

Total operating expenses	522	286,162	(1,580)		285,104		285,104

Income (loss) from operations	(522)	(254,868)	1,580		(253,810)		(253,810)
Other income (expense):
Interest income (expense)	1,120	(7,864)	5,302	b	(1,442)		(1,442)
(Loss) gain on derivative instruments	—	161,755			161,755		161,755
Other income (expense)	—	279			279		279

Total other income (expense)	1,120	154,170	5,302		160,592		160,592

Income (loss) before taxes	598	(100,698)	6,882		(93,218)		(93,218)
Income tax (expense) benefit	(149)	22,129	12,977	c	34,957		34,957

Net income (loss)	449	(78,569)	19,859		(58,261)		(58,261)
Deferred interest, net of taxes, attributable to common stock subject to possible redemption and noncontrolling interest	(218)	—	218		—	—	—

Net income (loss) attributable to common stock	$231	$(78,569)	$20,077		$(58,261)		$(58,261)

Earnings (loss) per share	$0.01				$(1.10)		$(1.10)
Weighted average shares outstanding	45,105				53,155		53,155

	Unaudited Pro Forma Condensed Consolidated Statement of Operations
	For the Year Ended December 31, 2009
		Predecessor	Transaction		Pro	Additional		Adjusted
	Resolute	Resolute	Adjustments		Forma	Adjustments		Pro Formal
	(in $ thousands except per share data)
Total revenue	$42,416	$85,344	$		$127,760	$		$127,760

Operating expenses	21,992	46,771			68,763			68,763
Depletion, depreciation, amortization and asset retirement obligation accretion	11,541	21,925	6,890	a	40,356			40,356
Impairment of proved properties	—	13,295			13,295			13,295
Write off of deferred acquisition costs	3,500	—			3,500	(3,500	) e	—
General and administrative expenses	20,328	8,076			28,404	(15,581	) e	12,823

Total operating expenses	57,361	90,067	6,890		154,318	(19,081)		135,237

Income (loss) from operations	(14,945)	(4,723)	(6,890)		(26,558)	19,081		(7,477)
Other income (expense):
Interest income (expense)	(762)	(18,416)	14,907	b	(4,271)			(4,271)
(Loss) gain on derivative instruments	(49,514)	(23,519)			(73,033)			(73,033)
Other income (expense)	91	47			138			138

Total other income (expense)	(50,185)	(41,888)	14,907		(77,166)			(77,166)

Income (loss) before taxes	(65,130)	(46,611)	8,017		(103,724)	19,081		(84,643)
Income tax (expense) benefit	19,887	5,019	13,991	c	38,897	(7,156	) c	31,741

Net income (loss)	(45,243)	(41,592)	22,008		(64,827)	11,925		(52,902)
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	1,930	—	(1,930	) d	—	—		—

Net income (loss) attributable to common stock	$(43,313)	$(41,592)	$(20,078)		$(64,827)	$11,925		$(52,902)

Earnings (loss) per share	$(0.92)				$(1.22)			$(1.00)
Weighted average shares outstanding	47,266				53,155			53,155

	Unaudited Pro Forma Condensed Consolidated Statement of Operations
	For the Year Ended December 31, 2008
			Primary
		Predecessor	Net Profit	Transaction		Pro	Additional		Adjusted
	Resolute	Resolute	Interest	Adjustments		Forma	Adjustments		Pro Forma
	(in $ thousands except per share data)
Total revenue	$—	$229,172	$6,444	$		$235,616	$		$235,616

Operating expenses	—	85,990	4,029			90,019			90,019
Depletion, depreciation, amortization and asset retirement obligation accretion	—	50,335	—	4,639	a	54,974			54,974
Impairment of proved properties	—	245,027	—			245,027			245,027
General and administrative expenses	1,560	20,211	—			21,771	(5,058	)e	21,771

Total operating expenses	1,560	401,563	4,029	4,639		411,791	(5,058)		406,733

Income (loss) from operations	(1.560)	(172,391)	2,415	(4,639)		(176,175)	5,058		(171,117)
Other income (expense):
Interest income (expense)	7,601	(33,139)	—	19,056	b	(6,482)			(6,482)
(Loss) gain on derivative instruments	—	96,032	—			96,032			96,032
Other income (expense)	—	832	—			832			832

Total other income (expense)	7,601	63,725	—	19,056		90,382			90,382

Income (loss) before taxes	6,041	(108,666)	2,415	14,417		(85,793)	5,058		(80,735)
Income tax (expense) benefit	(2,054)	18,247	—	15,979	c	32,172	(1,896	)c	30,276

Net income (loss)	3,987	(90,419)	2,415	30,396		(53,621)	3,162		(50,459)
Deferred interest, net of taxes, attributable to common stock subject to possible redemption and noncontrolling interest	(1,489)	177	—	1,489	d	177			177

Net income (loss) attributable to common stock	$2,498	$(90,242)	$2,415	$31,885		$(53,444)	$3,162		$(50,282)

Earnings (loss) per share	$0.06					$(1.01)			$(0.95)
Weighted average shares outstanding	45,105					53,155			53,155

Adjustments to Unaudited Pro Forma and Adjusted Pro Forma
Condensed Consolidated Statement of Operations
for the Three Months and Full Year Ended December 31, 2009 and 2008
     a. Represents the increase in depletion, depreciation, amortization and accretion computed on a unit of production basis following the allocation of the excess of the aggregate purchase price consideration over the historical book value of Predecessor Resolute to proved oil and gas properties, as if the transaction was consummated on January 1, 2008.
     b. Represents reduced interest income and interest expense resulting from the repayment of Predecessor Resolute’s $225.0 million second lien term loan and a $99.5 million partial repayment of Resolute’s revolving credit facility.
     c. Assumes an effective tax rate of 37.5% on income (loss) before income taxes and before non-controlling interests. This reflects both the federal and state statutory income taxes rates that were in effect during the periods presented.
     d. Represents the interest (net of taxes) that would not have been incurred had the transaction occurred on January 1, 2008, and the conversion of common stock into cash for those shareholders seeking such conversion also occurred at that date.
     e. Represents the decease in general and administrative expenses relating to acquisition transaction and public offering transaction costs that would not have been incurred had the transaction been consummated on January 1, 2008.
Reconciliation of Adjusted Pro Forma EBITDA to Adjusted Pro Forma Net Income
In this press release, the term “EBITDA” is used. EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, gains and losses on the sale of assets, change in derivative fair value, unrealized loss on commodity derivative instruments and ceiling write-down of oil and gas properties. Resolute’s management believes EBITDA is an important financial measurement tool that provides information about the Company’s ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s adjusted pro forma net income, which is reconciled to Resolute’s net income in the tables above, to adjusted pro forma EBITDA.

	Three months ended		Year ended
	December 31,		December 31,
($ in thousands)	2009	2008	2009	2008

Net income (loss) attributable to common stock	$(20,356)	$(58,261)	$(52,902)	$(50,282)

Adjustments:
Interest	1,224	1,442	4,271	6,482
Taxes	(12,213)	(34,957)	(31,741)	(30,276)
Depletion, depreciation and amortization	10,871	13,981	40,356	54,974
Impairment	—	245,027	13,295	245,027
Stock-based compensation	138	960	3,736	7,890
Realized loss on early termination of derivative	—	—	12,500	—
Unrealized (loss) gain on derivatives	31,507	(144,348)	71,779	(119,160)

Total adjustments	31,527	82,105	114,196	164,937

EBITDA	$11,527	$23,844	$61,294	$114,655

Earnings Call Information
Resolute will host an investor call at 5:00 pm EDT today. To participate in the call please dial 888-753-4238 from the United States, or 574-941-1785 from outside the U.S. The conference call I.D. number is 61387373. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call will be available through April 9, 2010 by dialing 800-642-1687 from the U.S., or 706-645-9291 from outside the U.S. The conference call I.D. number is 61387373.
This call will also be available as a live webcast which can be accessed at Resolute’s investor relations website at http://www.rnrc.net/inv_overview.html.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this presentation include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the timing and amount of future production of oil and gas; availability of drilling and production equipment; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; government regulation and taxation of the oil and gas industry; developments in oil-producing and gas-producing countries; the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
About Resolute Energy Corporation
Resolute is an independent oil and gas company engaged in the acquisition, exploration, exploitation and development of oil and gas properties. The company operates producing properties in Utah, Wyoming and Oklahoma and owns exploration properties in North Dakota, Wyoming and Alabama.
# # #
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com
Nevin Reilly
Sloane & Company
212-446-1893
nreilly@sloanepr.com